Exhibit 10.1

CONFIDENTIAL

December 15, 2023

VCI Global Limited

B03-C-8 Menara 3A

KL Eco City, No. 3 Jalan Bangsar

59200 Kuala Lumpur

Re:	Proposed Asset Acquisition by VCI Global Limited

This letter agreement (this “Agreement”) sets out the terms and conditions pursuant to which VCI Global Limited (“VCI”) will acquire from Nextech3D.AI Corporation (the “Vendor”): (i) common shares of the Vendor with an aggregate value of Cdn$637,500 (the “Subject Shares”); and (ii) up to a 51% interest in the following assets of the Vendor (the “Acquisition”):

●	the Vendor’s proprietary artificial intelligence platform including the technology, patents, know- how, proprietary information, and other intellectual property associated with the platform used to craft immersive 3D experiences at scale for various e-commerce applications in connection with the Vendor’s 3D modelling business (“3D Modelling IP”), with further details set out in Appendix 1; and

●	all tangible and intangible assets including contracts, agreements, work orders etc., (in particular, contracts entered between the Vendor or its affiliates with Amazon Corp. or its affiliates) owned by the Vendor associated with the foregoing (“3D Modelling Assets”), with further details set out in Appendix 2,

(collectively, the “Subject Assets”), all as further detailed herein (the “Transaction”).

The provisions set forth in this Agreement are intended to create a binding obligation on the parties hereto, unless and until superseded by a definitive agreement giving effect to the Transaction (the “Acquisition Agreement”). In the event that an Acquisition Agreement is not entered into between the parties hereto, this Agreement shall govern.

1. Representations and Warranties of VCI. VCI represents and warrants to the Vendor as of the date hereof:

(a)	it is validly existing under the laws of its jurisdiction of existence and is not a reporting issuer in any jurisdiction of Canada;

(b)	the common shares of VCI are listed and posted for trading on the NASDAQ stock exchange (the “NASDAQ”) under the symbol “VCIG”;

(c)	VCI is not currently, and will not be, following the execution, delivery and performance of this Agreement and any ancillary documents thereto, in violation of (i) any applicable law which violation would have a material adverse effect on VCI or the Transaction; or (ii) its constating documents;

(d)	this Agreement, when executed and delivered by VCI in accordance with the provisions hereof, shall be a legal, valid and binding obligation of VCI, enforceable against VCI in accordance with its terms; and

(e)	no person has any agreement, right or option or anything capable of becoming an agreement, right or option with VCI for the payment or delivery of any consideration or commission in respect of the transactions contemplated herein.

2. Representations and Warranties of the Vendor. The Vendor represents and warrants to VCI as of the date hereof:

(a)	it is validly existing under the Business Corporations Act (British Columbia) and is a reporting issuer in each of the provinces of Canada other than Quebec;

(b)	the common shares of the Vendor are listed and posted for trading on the Canadian Securities Exchange (the “CSE”) under the symbol “NTAR”, over-the counter in the USA under the symbol “NEXCF”, and on the Frankfurt Stock Exchange under the symbol “EP2”);

(c)	the Vendor is not currently, and will not be, following the execution, delivery and performance of this Agreement and any ancillary documents thereto, in violation of (i) any applicable law which violation would have a material adverse effect on the Vendor or the Transaction; or (ii) its constating documents;

(d)	the Vendor is not a party to any other agreement, letter of intent, or understanding with respect to the sale of all or any part of the Subject Assets other than this Agreement, and there are no other agreements by which Vendor is bound or to which it is a party, which would entitle any third party to acquire any interest in all or any part of the Subject Assets;

(e)	this Agreement, when executed and delivered by the Vendor in accordance with the provisions hereof, shall be legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with its terms; and

(f)	no person has any agreement, right or option or anything capable of becoming an agreement, right or option with the Vendor for the payment or delivery of any consideration or commission in respect of the transactions contemplated herein.

3. Terms of the Acquisition

(a)	The parties acknowledge that the Acquisition is anticipated to be completed through (i) the transfer of the Subject Assets by the Vendor to a wholly-owned subsidiary of the Vendor (“Subco”) to be incorporated in a jurisdiction to be agreed upon by VCI and the Vendor; and (ii) the subsequent transfer of up to 51% of the issued and outstanding shares of Subco (“Subco Shares”) to VCI in accordance with subsection 3(b) and (d) below.

(b)	The aggregate purchase price for the Transaction shall be Cdn$12,750,000 (the “Purchase Price”) which shall be payable in cash by VCI as follows:

(ii)	VCI shall subscribe for the Subject Shares for an aggregate purchase price of Cdn$637,500 which shall be payable on the closing date of the issuance of the Subject Shares (the “Private Placement Closing Date”); and

(iii)	VCI shall make an aggregate cash payment in the amount of Cdn$12,112,500 to the Vendor in consideration of the acquisition of 51% of the issued and outstanding shares in the Subco, provided that the Acquisition shall be completed and such aggregate payment shall be payable in non-refundable tranches (“Tranches”) upon each of the dates set out below, and subject to subsection 3(d) below, the Vendor shall within five (5) Business Days of each such date, procure the transfer of such number of Subco Shares to VCI corresponding to the shareholdings percentage set out as follows:

Tranche	Payment Tranche	Shareholding Percentage (%)	Payment Date
1	$637,500	2.7	On or before 31 January 2024
2	$1,187,500	5.0	On or before 30 April 2024
3	$1,662,500	7.0	On or before 30 June 2024
4	$2,450,000	10.3	On or before 31 July 2024
5	$2,612,500	11.0	On or before 31 August 2024
6	$3,562,500	15	On or before 30 September 2024

Notwithstanding any other provision hereof, payment obligations for Tranches 2 – 6 in this Clause 3(b)(ii) shall only commence after the completion of the Transfer as set out in Clause 3(d) below.

In the event that the Vendor is unable to complete the Transfer on or before the respective dates set forth above for any of Tranches 2 to 6, the payment date and applicable Acquisition Closing Date set out in the table above shall be extended for such period as corresponds with the period of delay in completing the Transfer and each shall be completed promptly after the completion of the Transfer (an “Event of Force Majeure”).

For the avoidance of doubt, VCI’s decision to subscribe to up to 51% of the Subco Shares is entirely at its discretion, and there exists no obligatory mandate to proceed entirely with each Tranche of the Acquisition.

(c)	Following the execution of this Agreement, (i) the Vendor shall immediately disseminate a press release announcing the Transaction (the “Dissemination”); and (ii) no later than one Business Day following the Dissemination, the Vendor shall submit a price protection request to the CSE for the issuance of the Subject Shares, the issue price of which shall be calculated based upon either:

(i) the thirty (30)-day volume weighted average price of the common shares of the Vendor on the CSE immediately preceding and inclusive of the date of Dissemination; or

(ii) the closing price of the common shares of the Vendor immediately following the date of Dissemination whichever is lower, subject to CSE’s permission and the maximum discount allowable by the CSE and in either case subject to a minimum price of $0.12 per Subject Share.

The Private Placement Closing Date shall take place on a date mutually agreed upon by the parties hereto, but which shall be no later than five (5) Business Days following the satisfaction of all conditions precedent set forth Section 7(a) and (b) hereof. To the extent permissible under applicable law, the Subject Shares shall be issued by the Vendor pursuant to National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) in accordance with Part 5A thereof (the “LIFE Exemption”) and shall not be subject to resale restrictions pursuant to applicable Canadian securities laws. To the extent that the Vendor is prohibited from issuing any portion of the Subject Shares pursuant to the LIFE Exemption, any such Subject Shares shall be issued pursuant to the accredited investor exemption in Section 2.3 of NI 45-106 and shall be subject to a Canadian statutory hold period expiring on the date which is four months and one day following the Private Placement Closing Date.

(d)	The Vendor shall use its commercially reasonable efforts to incorporate Subco and complete the transfer of the Subject Assets to Subco (“Transfer”) as soon as practicable following the Private Placement Closing Date and no later than three (3) months following the Private Placement Closing Date, provided however that the parties acknowledge and agree that the Transfer is subject to certain third party consents which are outside of the control of the Vendor. The completion of each Tranche (each, an “Acquisition Closing Date”) shall be subject to the satisfaction of all conditions precedent set forth Section 7(c) and (d) hereof as of the applicable Acquisition Closing Date, and the Acquisition Closing Date in respect of the final Tranche shall be no later than September 30, 2024 (without reference to the cure period set forth in subsection 9.1(c) hereof).

(e)	Each of the Vendor and VCI shall use its commercially reasonable efforts to obtain all requisite approvals of the CSE and NASDAQ or other exchanges that the party’s shares are listed on, respectively, for the Transaction.

For the purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day that commercial banks are not generally open for business in Toronto, Ontario and Malaysia.

Notwithstanding anything in this Agreement, the parties agree to act in good faith to amend the terms of this Agreement subject to mutual agreement if a particular legal structure is determined by one or both parties hereto to be beneficial or advisable for the purpose of addressing any liability, corporate, securities or tax concern of the parties, the parties shall, at such time, consider in good faith the available alternatives that would best address such issue.

4. Exclusivity. Until the earlier of the final Acquisition Closing Date or the date of termination of this Agreement, the Vendor shall not initiate, propose, assist or participate in any activities or solicitations in opposition to or in competition with the Acquisition or any part thereof, and shall negotiate in good faith exclusively with VCI in connection therewith and, without limiting the generality of the foregoing, shall not induce or attempt to induce any person other than VCI to initiate any proposal, share or asset acquisition or any other form of transaction inconsistent with completion of the Acquisition, and not to take actions of any kind which may be reasonably expected to reduce the likelihood of success of the Transaction; and the Vendor shall promptly disclose to VCI any unsolicited offer it has received of any amalgamation, arrangement, merger, business combination, take-over bid, tender or exchange offer, variation of a take-over bid, tender or exchange offer, asset or share purchase or similar transaction made to its board of directors or management, or directly to its shareholders, which may be reasonably expected to reduce the likelihood of success of the Transaction, and shall not negotiate with, support, recommend or take any steps to effect any such offer.

5. No Press Release. Until the final Acquisition Closing Date, no press release or other statement regarding the Transaction or this Agreement shall be issued by either party without the prior written consent of the other party, such consent to not be unreasonably withheld, conditioned or delayed, as to form, content, timing and manner of distribution or publication, provided that no party shall be prevented from making any disclosure or announcement which is required to be made by law or pursuant to applicable legislation and the rules and policies of the CSE or NASDAQ or the U.S. Securities and Exchange Commission. Notwithstanding the foregoing, VCI acknowledges that the Vendor shall announce the execution of this Agreement and the Transaction by press release (with VCI being provided with an opportunity to review and comment on such press release in advance of its dissemination) pursuant to subsection 3(c) hereof, and shall be required to describe the terms of the Transaction in its continuous disclosure filings in accordance with applicable laws and the rules and policies of the CSE.

6. Covenants. Until the earlier of the final Acquisition Closing Date or the date of termination of this Agreement:

(a)	the Vendor shall do all things necessary and desirable to ensure that:

(i)	no securities of any kind are issued or granted by the Vendor unless such securities are issued or granted for the purposes of the operation of the Vendor’s business for the year 2024 (which for greater certainty shall include all applicable operating and/or development expenses, and any financings in connection with any spinout or other corporate transaction which the Vendor may undertake from time to time) and not for any other purposes such as raising equity capital, to lenders as equity kickers in connection with debt financings of the Vendor;

(ii)	no agreements will be entered into to acquire or dispose of any of the Subject Assets, or to incur or guarantee any indebtedness on behalf of itself or any third party;

(iii)	no dividends or distributions shall be declared relating to any of the Subject Assets; and

(iv)	the constating documents of the Vendor are not altered or amended in any manner which may adversely affect the Transaction; and

(b)	the Vendor and VCI will use their reasonable commercial efforts to take all necessary steps to implement the Transaction.

7. Conditions to Closing.

(a)	The Vendor is not required to complete the issuance of the Subject Shares (the “Private Placement”) unless each of the following conditions is satisfied on or before the Private Placement Closing Date, which conditions are for the exclusive benefit of the Vendor and may only be waived, in whole or in part, by the Vendor in its sole discretion:

(i)	the execution of the Acquisition Agreement in form and substance acceptable to the Vendor, acting reasonably;

(ii)	the conditional approval of the Transaction by the CSE and NASDAQ;

(iii)	the representations and warranties of VCI contained in the Acquisition Agreement, shall be true and correct in all material respects as of the Private Placement Closing Date, as if they were made on the Private Placement Closing Date;

(iv)	the execution of a license to VCI in respect of the Subject Assets in substantially the form appended to this Agreement as Schedule A, which shall only come into effect upon payment of the Tranche 1 consideration as set out in Section 3(b)(ii) above;

(v)	material compliance by VCI with the terms of the Acquisition Agreement and any other agreement, instrument or document entered into or delivered by VCI to effect the Transaction; and

(vi)	all proceedings to be taken in connection with the Private Placement shall be satisfactory in form and substance to the Vendor, acting reasonably, and the Vendor shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or completion of such transactions and the taking of all necessary proceedings in connection therewith.

(b)	VCI is not required to complete the Private Placement unless each of the following conditions is satisfied on or before the Private Placement Closing Date, which conditions are for the exclusive benefit of VCI and may only be waived, in whole or in part, by VCI in its sole discretion:

(ii)	the execution of the Acquisition Agreement in form and substance acceptable to VCI, acting reasonably;

(iii)	the conditional approval of the Transaction by NASDAQ (if required);

(iv)	completion of a due diligence review of the Vendor and the Subject Assets to the satisfaction of VCI, acting reasonably, whereby the Vendors shall ensure that all the necessary information to complete the due diligence shall be provided to VCI;

(v)	the representations and warranties of the Vendor contained in the Acquisition Agreement, shall be true and correct in all material respects as of the Private Placement Closing Date, as if they were made on the Private Placement Closing Date;

(vi)	the execution of a license to VCI in respect of the Subject Assets in substantially the form appended to this Agreement as Schedule A which shall only come into effect upon payment of the Tranche 1 consideration as set out in Section 3(b)(ii) above;

(vii)	material compliance by the Vendor with the terms of the Acquisition Agreement and any other agreement, instrument or document entered into or delivered by the Vendor to effect the Transaction;

(viii)	confirmation from the Vendor that there are no restrictions imposed by the relevant regulatory authority having jurisdiction over the Vendor (e.g., Canadian Securities Exchange) for the Vendor to enter into this Agreement and to perform the obligations hereunder in accordance with the terms hereof;

(ix)	receipt of a certified copy of the Vendor’s directors’ and the shareholders’ resolutions (where relevant), authorizing the Vendor to enter into this Agreement and to perform the obligations hereunder; and

(x)	all proceedings to be taken in connection with the Private Placement shall be satisfactory in form and substance to VCI, acting reasonably, and VCI shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or completion of such transactions and the taking of all necessary proceedings in connection therewith.

(c)	The Vendor is not required to complete each applicable Tranche unless each of the following conditions is satisfied on or before the applicable Acquisition Closing Date, which conditions are for the exclusive benefit of the Vendor and may only be waived, in whole or in part, by the Vendor in its sole discretion:

(ii)	the Private Placement Closing Date shall have occurred;

(iii)	the representations and warranties of VCI contained in the Acquisition Agreement, shall be true and correct in all material respects as of the applicable Acquisition Closing Date, as if they were made on the applicable Acquisition Closing Date;

(iv)	material compliance by VCI with the terms of the Acquisition Agreement and any other agreement, instrument or document entered into or delivered by VCI to effect the Transaction;

(v)	confirmation from VCI that there are no restrictions imposed by the relevant regulatory authority having jurisdiction over VCI (e.g., NASDAQ) for VCI to enter into this Agreement and to perform the obligations hereunder in accordance with the terms hereof;

(vi)	receipt of a certified copy of VCI’s directors’ and the shareholders’ resolutions (where relevant), authorizing VCI to enter into this Agreement and to perform the obligations hereunder;

(vii)	the conditional approval of the Transaction by the CSE;

(viii)	all proceedings to be taken in connection with the Transaction shall be satisfactory in form and substance to the Vendor, acting reasonably, and the Vendor shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or completion of such transactions and the taking of all necessary proceedings in connection therewith; and

(ix)	a shareholders agreement governing the operation of Subco shall be entered into between the Vendor and VCI, in form and substance acceptable to the Vendor, acting reasonably, and for the parties to contribute any required funding to Subco.

(d)	VCI is not required to complete each applicable Tranche unless each of the following conditions is satisfied on or before the applicable Acquisition Closing Date, which conditions are for the exclusive benefit of VCI and may only be waived, in whole or in part, by VCI in its sole discretion:

(ii)	the Private Placement Closing Date shall have occurred;

(iii)	the representations and warranties of the Vendor contained in the Acquisition Agreement, shall be true and correct in all material respects as of the applicable Acquisition Closing Date, as if they were made on the applicable Acquisition Closing Date;

(iv)	material compliance by the Vendor with the terms of the Acquisition Agreement and any other agreement, instrument or document entered into or delivered by the Vendor to effect the Transaction;

(v)	all proceedings to be taken in connection with the Transaction shall be satisfactory in form and substance to VCI, acting reasonably, and VCI shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or completion of such transactions and the taking of all necessary proceedings in connection therewith;

(vi)	a shareholders agreement governing the operation of Subco shall be entered into between the Vendor and VCI, in form and substance acceptable to VCI, acting reasonably;

(vii)	confirmation by the Vendor that no adverse material change in the business, affairs, financial condition or operations of the Subject Assets shall have occurred between the date of this Agreement and the applicable Acquisition Closing Date; and

(viii)	there being no legal proceeding or regulatory actions or proceedings against the Vendor or the Subject Assets at the applicable Acquisition Closing Date which may, if determined against the interests of the Vendor or the Subject Assets, have a material adverse effect on the Subject Assets.

(e)	Upon closing of the final Tranche, VCI shall hold 51% of the issued and outstanding shares in the Subco and VCI’s shareholdings in the Subco shall thereafter, at all times remain at 51% or above (unless otherwise agree by VCI in writing) and the Vendor shall not take any actions, whether directly or indirectly, that will result in the dilution of VCI’s shareholdings in the Subco.

(f)	For greater certainty, the completion of each Tranche shall be final and binding upon the parties, notwithstanding that any of the conditions precedent set forth in Sections 7(c) and/or (d) above may not be satisfied in respect of any subsequent Tranche.

8. Confidentiality. Except as required by applicable law, VCI and the Vendor will receive and maintain all information received from the other strictly in confidence and not disclose to any person, other than to its representatives or advisors or make public or authorize the disclosure of any such information and not use such information for any purpose except to evaluate a mutually agreed transaction among the parties unless:

(a)	the specific information is now or hereafter publicly disclosed other than as a result of breach of this provision or, to the knowledge of the applicable party, as a result of breach of any other confidentiality provision;

(b)	the specific information was in the possession of the receiving party prior to the disclosure by the disclosing party;

(c)	the specific information is hereafter disclosed to the receiving party by a third party having no obligation of confidentiality with regard to the information; or

(d)	the specific information is independently generated by the receiving party without the use and not as a consequence of the disclosure by any person or entity.

If this Agreement is terminated each party must immediately destroy or return to the other party all confidential information that was furnished to it, without retaining any copy thereof and provide confirmation in writing by an officer of each party of such destruction. Notwithstanding the foregoing, each party may retain such copies of confidential information (i) as are required to be retained to comply with law or reasonable and bona fide corporate governance requirements; and (ii) stored as a result of any routine electronic backup, recovery, business continuity or contingency planning, or archival systems provided that any materials retained pursuant to this Section 8 will continue to be subject to the restrictions on the use and disclosure contained herein so long as they are retained.

9. Termination.

9.1	This Agreement may be terminated by either party:

(a)	if the Private Placement Closing Date has not occurred by December 31, 2023;

(b)	if the final Acquisition Closing Date has not occurred by September 30, 2024 (without reference to the cure period in subsection 9.1(c) below or any Event of Force Majeure);

(c)	if any of the Tranches have not been completed by the respective dates therefor as set out in Section 3(b)(ii), subject to (i) a 15 days’ notice and cure period; and (ii) any Event of Force Majure, in each case other than with respect to the final Tranche which shall be completed by September 30, 2023; or

(d)	if VCI and the Vendor mutually agree in writing to so terminate it.

9.2	Vendor shall indemnify VCI, successors and assigns, from and against any and all liens, damages, losses (other than loss of profits), liabilities, obligations, penalties, claims, litigation, demands, defences, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including reasonable solicitor’s fees, consultant’s fees, expert’s fees, disbursements and other costs of litigation) (collectively, “Losses”) incurred or suffered by or asserted or awarded against VCI arising by, from or out of, or caused by:

(i)	the Vendor’s breach or non-observance or non-performance of any of the covenants, undertakings, warranties, representations, obligations, restrictions, terms, conditions, agreements and stipulations herein contained; and

(ii)	any negligence or recklessness on the part of the Vendor or its employees, servants, or agents.

In addition to the foregoing indemnity, in the event that VCI is entitled to an indemnity pursuant to sections 9.2(i) or (ii) above, VCI shall also be entitled to the remedy of specific performance of this Agreement against the Vendor and to all relief flowing therefrom at the costs and expense of the Vendor to the extent that such costs are incurred (including solicitors’ fees on solicitors and client basis), without prejudice to any other remedies that may be available to VCI under applicable laws, provided that the remedy of specific performance and any mitigation of Losses as a result thereof shall be taken into consideration in calculating any Losses for which the Vendor remains liable pursuant to the indemnity in this Section 9.2.

For greater certainty, and notwithstanding any other provision hereof, the parties agree and acknowledge that the Vendor shall have no liability to VCI, and VCI shall have no entitlement to any remedy for specific performance, in respect of any matters which are outside of Nextech’s control, including the receipt of all applicable regulatory and stock exchange approvals, and the consent of third party vendors to the Transfer.

10. Access to Information. VCI and the Vendor shall each be permitted, through its representatives and advisors to conduct customary due diligence investigations of all aspects of the business, property and affairs of the other party hereto. Each party will allow the other and its authorized representatives, including legal counsel and consultants, access to all information, books or records and its personnel as may be reasonably requested. VCI and the Vendor shall also cause its respective directors, employees, accountants and other agents and representatives to cooperate fully with the other party and its representatives in connection therewith.

11. Conduct of Business. From the date of the acceptance of this Agreement until the earlier of the completion of the transactions contemplated herein or the termination date, the Vendor will ensure that the business associated with the Subject Assets is operated in a prudent and business-like manner in the ordinary course, in a manner consistent with past practice and in compliance the terms hereof.

12. Expenses. Each party shall bear its respective costs incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated thereby, including all fees and expenses of agents, representatives, counsel, and accountants.

13. Closing and Good Faith Negotiations. VCI and the Vendor agree to use commercially reasonable efforts to satisfy all conditions and complete all transactions contemplated herein as soon as reasonably practicable and no later than (i) September 30, 2024; or (ii) such other date as may be mutually agreed to in writing between the parties hereto, acting reasonably.

14. Notice. Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Vendor, be addressed to:

Nextech3D.AI Corporation
Po Box 64039

Toronto RPO Royal Bank Plaza
Toronto, Ontario, M5J 2T6
Canada

Attention: Evan Gappelberg

Email: evan@nextechar.com

and, in the case of notice to be given to VCI, be addressed to:

VCI Global Limited
B03-C-8 Menara 3A

KL Eco City, No. 3 Jalan Bangsar
59200 Kuala Lumpur

Attention:	Dato Victor
Email:	datovictor@v-capital.co

or to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by electronic transmission to the addressee and a notice shall, if delivered prior to 4:30 pm on a Business Day (local time at the place of receipt), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered.

15. Governing Law. This Agreement and all ancillary documents, wherever possible, shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

16. Further Assurances. Subject to the provisions hereof, each party shall do all such things and execute and deliver all such further documents and instruments as the other party may reasonably require to give effect to and implement this Agreement and the transactions contemplated hereunder, all in accordance with their true intent.

17. Currency. Unless otherwise indicated, all references to “$” or “dollars” shall refer to the lawful currency of Canada.

18. Execution by Counterpart. This Agreement may be signed in two or more counterparts and by facsimile or PDF.

Yours truly,

Nextech3D.AI Corporation

Per:	/s/ Evan Gappelberg
Authorized Signatory

THIS LETTER AGREEMENT is hereby accepted on the terms and conditions set forth herein on 15 December, 2023.

VCI Global Limited

Per:	/s/ Victor Hoo
Authorized Signatory

Schedule A

License Agreement

Appendix 1

3D Modelling IP

1	Description of the 3D Modelling IP

3D Model creation process flow involves the following steps:

1)	Understanding the complexity of the model through 2D Images

2)	Assigning the models a category of the product- such as “Table”, “Chair”, “Bed”, “Sofa” etc.

3)	Allocating the models to artists to build 3D.

4)	Building a 3D Mesh model using 3D Modeling software such as Maya.

5)	Texturing the Mesh according to the 2D Picture.

At Nextech, there are internally developed AI based software algorithms as IP that are used in parts of the 3D Modeling process. They are:

1)	AI based complexity assignment: For Step 1 above, Nextech has internally developed an AI based complexity assignment software algorithm that is deployed within the Aritize Portal that assigns complexity automatically.

2)	AI Based category assignment – For step 2 above, Nextech has internally developed AI based category assignment software algorithm that can assign category for a given 2D image automatically. This is implemented within the Aritize Portal as well.

3)	Usage of Toggle product for Texturing - Toggle is a separate product company within Nextech’s portfolio which has its own IP specifically to texture 3D CAD, Mesh models. In our 3D production there are certain categories of products such as “Fans”, “Lighting fixtures”, “Faucets”, “Mirrors” which can be textured through Toggle. These categories are about 5-10% of the overall 3D Models we create. Nextech has a licensing agreement with Toggle for usage of the Toggle technology and pays a license fee per Model that is textured through toggle. The license fee details can be found in the Licensing agreement between Nextech and Toggle

Our team of AI data scientists are building an AI based search algorithm that enables artists to upload a 2D Image and find an appropriate mesh from our database that is already built. This is still a work in progress, and we estimate this search technology to be available to our 3D artists sometime in January 2024.

2	Registered Patent

	Description	Date Provisional Patent Filed	Status of Non- Provisional Patent Filing	Jurisdiction
NEXTECH	CREATING 3D MODELS FROM 2D PHOTOS AND APPLICATIONS - covers core AI algorithms for creating 3D models automatically from 2D photos and is the core of Threedy tech	N/A	Non-provisional Utility patent filed in March 2022	United States
NEXTECH	EFFICIENT CREATION OF 3D MODEL AND APPLICATION - covers the virtual assembly line concept that helps scale 3D content creation from 2D photos	N/A	Non-provisional Utility patent filed in March 2022	United States

NEXTECH	MATERIAL ESTIMATION FOR 3D MODELING AND APPLICATION - covers the AI/ML techniques for creating 3D textures and materials automatically from 2D reference photos	N/A	Non-provisional Utility patent filed in March 2022	United States
NEXTECH	AUTOMATICALLY EXTRACTING TILEABLE UNITS FROM IMAGES - describes a method for compressing large textures with regular patterns to significantly reduce the size of the texture files	N/A	Non-provisional Utility patent filed in March 2022	United States
NEXTECH

METHODS & SYSTEMS FOR CREATING OPTIMIZED 3D MESHES FROM CAD DRAWINGS -
describes the technology and process we have built to covert 3D CAD files and other solid designs into optimized 3D meshes suitable for real-time visualization on the Web and AR

		N/A	Non-provisional Utility patent filed in May 2022	United States
NEXTECH	AUTOMATIC BACKGROUND REMOVAL FOR HUMAN TELEPRESENCE - covers the technologies built into our HoloX app to create holograms without requiring a green screen	N/A	Non-provisional Utility patent filed in May 2023	United States
NEXTECH	THREEDIMENSIONAL (3D) MODEL GENERATION FROM CAD DATA - covers core artificial - intelligence algorithms for creating 3D models automatically from 2D photos	March 2023	To be finalized for filing within the next year	United States
NEXTECH	MATERIAL ESTIMATION FOR THREEDIMENSIONAL (“3D”) MODELLING - covers the artificial intelligence techniques for creating 3D textures and materials automatically from 2D reference photos	March 2023	To be finalized for filing within the next year	United States

Appendix 2

3D Modelling Assets

1.	Service Agreement dated 16 May 2022 entered between Amazon Development Centre (India) Private Limited and Nextech AR Solutions Corp

2.	Work Order effective 17 January 2023 entered between Amazon.com Services LLC and Nextech AR Solutions Corp

3.	Aritize 3D platform and associated infrastructure subscriptions (e.g. MS Azure and AWS)

4.	3D modelers (employees/contractors) and 3D modeling operational and development staff

5.	India office lease proportionate to 3D modeling business based on number of seats used (office is shared with other Nextech related companies)

6.	Other 3D modelling contracts (e.g. Target) and 3D modelling hosting contracts (revenue)

7.	Toggle – Nextech License Agreement

8.	Aritize3D.com website

9.	Social media content (accounts, existing videos)

10.	Computer equipment for 3D modellers and software subscriptions

11.	Shopify, BigCommerce integrations

12.	3D model library